As filed with the Securities and Exchange Commission on April 20, 1998
                                                       Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              TFC ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                          54-1306895
 (State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)

                        5425 Robin Hood Road, Suite 101B
                             Norfolk, Virginia 23513
                                 (757) 858-4054
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              Robert S. Raley, Jr.
                             Chairman of the Board,
                      President and Chief Executive Officer
                              TFC Enterprises, Inc.
                              5425 Robin Hood Road
                                Norfolk, VA 23513
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

       With Copies to:
    John M. Paris, Jr., Esq.                          William L. Pitman, Esq.
       Clark & Stant, P.C.                  Williams, Mullen, Christian & Dobbins, P.C.
       One Columbus Center                                Two James Center
 Virginia Beach, Virginia 23462                        1021 East Cary Street
         (757) 499-8800                                  Richmond, VA 23210
                                                           (804) 643-1991

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                         CALCULATION OF REGISTRATION FEE

================================= ================= ============================= ============================ ====================
    Titles of Each Class of         Amount to be           Proposed Maximum            Proposed Maximum             Amount of
  Securities to be Registered        Registered      Offering Price Per Share(1)  Aggregate Offering Price(2)   Registration Fee
================================= ================= ============================= ============================ ====================
 Common Stock, par value $0.01      1,135,280(2)                $1.72                     $1,952,682                 $576.04
================================= ================= ============================= ============================ ====================

(1) Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on April 13,1998, as reported on the Nasdaq National Market. (2) Plus such indeterminate number of additional shares of Common Stock as may result from an adjustment in the number of shares issuable pursuant to the two warrants from which the shares are convertible.
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 20, 1998

PROSPECTUS
                                1,135,280 Shares
                              TFC ENTERPRISES, INC.
                                  Common Stock




         All of the 1,135,280 shares of common stock of TFC Enterprises, Inc., a Delaware corporation (the "Company," "TFCE") offered hereby are being sold by the Selling Stockholder. See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "TFCE." On April 10, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $1.63 per share.

         The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholder, or by agents, pledgees, donees, transferees or other successors in interest of the Selling Stockholder. These sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold utilizing broker-dealers by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Brokers or dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale. The shares may also be sold pursuant to option, hedging, or other transactions with broker-dealers. The Selling Stockholder will be responsible for any discounts, concessions, commissions, or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby. All of the other expenses of this offering, estimated at $25,000, will be paid by the Company. See "Plan of Distribution."





         See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is April __, 1998

                                               AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities  Exchange  Act of 1934,  as  amended  (the  "Exchange  Act"),  and in accordance therewith files, reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copies may be obtained at prescribed rates from the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024,
Washington, D.C. 20549, and at the Commission's Regional Offices, at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, such materials can also so be obtained from the Commission's web site at http:\\www.sec.gov. Reports and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                       INFORMATION INCORPORATED BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
(1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report"); (2) the Company's Definitive Proxy Statement dated April 10, 1998, used in connection with its Annual Meeting of Stockholders to be held on May 12, 1998; (3) the Company's Current Report on Form 8-K dated February 24, 1998; and (4) the description of the Company's capital stock contained in its Form 8-A filed December 1993.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         Any person to whom a copy of this Prospectus is delivered may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits expressly incorporated by reference into such documents). Requests for such documents should be addressed to the Chief Financial Officer of the Company, 5425 Robin Hood Road, Suite 101B, Norfolk, Virginia 23513 or directed to the Chief Financial Officer at (757) 858-4054.

                                                PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information (including the financial statements and the notes thereto) included elsewhere in this Prospectus or incorporated by reference herein, which should be read in its entirety.

         Cautionary statement under the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995: Included in this Prospectus and other written and oral information presented by management from time to time, including but not limited to, reports to stockholders, quarterly stockholder letters, filings with the Commission, news releases, and investor presentations, are forward-looking statements about business strategies, market potential, potential for future point-of-sale and portfolio purchases, future financial performance and other matters that reflect management's expectations as of the date made. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," and similar expressions are intended to identify forward-looking statements. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation: the Company's dependence on its line of credit, the fluctuating interest rates associated with its line of credit, and the impact of installment contract defaults. Please refer to a discussion of these and other factors in this Prospectus and the Company's other Commission filings. See "Risk Factors." The Company disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

The Company

         The Company conducts its consumer finance operations through two wholly-owned subsidiaries, The Finance Company ("TFC") and First Community Finance, Inc. ("FCF"). Through TFC, the Company is engaged in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers in the sale of used automobiles, vans, light trucks, and new and used motorcycles (collectively "vehicles"). Installment sales contracts are acquired on either an individual basis after the Company has reviewed and approved the vehicle purchaser's credit application (a "point-of-sale purchase"), or on a group basis through the purchase of a dealer's portfolio of existing installment sales contracts (a "portfolio purchase"). The Company focuses its point-of-sale business on installment sales contracts originated by dealers with consumers who are United States military enlisted personnel, primarily in the E-1 through E-5 grades. Portfolio purchases are primarily from dealers who finance their own contracts with civilian customers and sell them after origination in bulk. To achieve an acceptable rate of return and provide for credit risks, contracts are purchased from dealers at a discount to the remaining principal balance. Most of the discount is held in a nonrefundable reserve against which credit losses are first applied. The amount of the discount reflects, among other things, a contract's interest rate, remaining term, and perceived credit risk.

         The Company has been engaged in consumer finance activities since its founding in 1977. The Company's point-of-sale purchases provide TFC with the ability to direct the credit underwriting process at the initiation of the installment sales contract. Participating dealers benefit by having a source of financing for a group of customers who typically find financing difficult to obtain, thereby increasing the number of vehicles sold and improving dealer profitability. Consumers also benefit because the financing provided by the Company enables them to purchase a vehicle they otherwise would not be able to buy. As of December 31, 1997, $75.2 million, or 59% of the Company's net contract receivables represented point-of-sale purchases, compared to $80.7 million, or 64% at December 31, 1996, and $134.3 million, or 78% at December 31, 1995.

         TFC's portfolio purchase business emphasizes acquisitions of portfolios of seasoned installment sales contracts. These contracts normally have a payment history of at least three months. While the typical portfolio purchase involves fewer than 100 individual contracts, TFC has, at times, purchased portfolios totaling more than 1,000 contracts. Portfolio purchases provide TFC with demographic diversification, as the majority of customers are not military enlisted personnel. They also provide a payment history on which to evaluate and price the credit risk of the contracts and a relatively efficient mechanism for establishing dealer relationships in new areas. TFC's portfolio purchases benefit dealers by providing an immediate source of liquidity. As of December 31, 1997, $41.6 million, or 32% of the Company's portfolio of net contract receivables was attributable to portfolio purchases, compared to $36.7 million, or 29% at December 31, 1996, and $32.3 million, or 19% at December 31, 1995.

         TFC operates two service centers: the Point-of-Sale Service Center in Norfolk, Virginia, and the Portfolio Purchase Service Center in Jacksonville, Florida. During 1996, TFC closed a third service center in Dallas, Texas. In addition, TFC operates point-of-sale Loan Production Offices ("LPO" or collectively, "LPOs") in Jacksonville, Florida; Killeen, Texas; San Diego, California; Norfolk, Virginia; and a portfolio purchase LPO in Norfolk, Virginia. The Company expects to open a point-of-sale LPO in Tacoma, Washington in May 1998.

         Historically, regional service centers were responsible for purchasing and servicing contract receivables originated by dealers in their regions. However, during 1996, TFC transferred the underwriting functions to the point-of-sale and portfolio purchase LPOs to improve TFC's control over the underwriting process. Additionally, during 1996, TFC moved the responsibility for serving point-of-sale accounts to the Norfolk service center and all of its portfolio purchase accounts to the Jacksonville service center to improve TFC's collection results.

         Through FCF, the Company is involved in the direct origination and servicing of small consumer loans. FCF began operations in the first quarter of 1995 with the opening of two branches in Richmond, Virginia. Four additional branches were opened in Virginia in 1995 and four branches were opened in North Carolina during 1996. In 1997, one additional branch was opened in Virginia and four branches were opened in North Carolina. The Company is evaluating additional branch openings in 1998. Net contract receivables relating to FCF at December 31, 1997, were $11.7 million, or 9% of the Company's net contract receivables, compared to $8.8 million, or 7% at December 31, 1996, and $4.4 million or 3% of the net contract receivables at December 31, 1995.

         The Company's operations began in 1977 in Alexandria, Virginia, with the founding of TFC by Robert S. Raley, Jr., the Company's current Chairman of the Board, President and Chief Executive Officer, whose career has been exclusively within the consumer finance industry. The Company was founded specifically for the purpose of providing direct financing for the credit needs of individuals having limited access to traditional sources of credit, particularly young United States military enlisted personnel. Mr. Raley recognized that the financing needs of that market segment were being ignored by the traditional providers of consumer credit.

         With the significant increase in interest rates in the late 1970s and early 1980s, the Company incurred operating losses as a result of the increased costs of its funding. To offset those losses, the Company opened a used car dealership near Fort Belvoir in northern Virginia. Within several months of opening the northern Virginia dealership, the Company opened a second used car dealership in Norfolk, Virginia, the home of the world's largest naval base. The operation of these dealerships generated sufficient operating income to enable the Company to survive and provided the Company expertise in used automobile financing, particularly to United States military enlisted personnel. With the reduction in interest rates that occurred in the mid-1980's, the Company sold its used car dealerships. The Company's experience in owning and managing used car dealerships identified the need that used automobile dealers have for a reliable source of financing.

         The Company is incorporated under the laws of Delaware. The Company's principal executive and administrative offices are located at 5425 Robin Hood Road, Norfolk, Virginia 23513, and the Company's telephone number is (757) 858-4054. References to the Company include the Company's wholly-owned subsidiaries.

                                                   THE OFFERING

         All of the 1,135,280 shares of Common Stock offered hereby will be sold by the Selling Stockholder. The offered shares are available for purchase by the Selling Stockholder pursuant to a Warrant to Purchase Common Stock dated December 20, 1996 ("First Warrant") and a Warrant to Purchase Common Stock dated April 4, 1997 ("Second Warrant") (the First Warrant and Second Warrant collectively, the "Warrants"). The Warrants were issued to the Selling Stockholder in two private placements. See "Selling Stockholder." Unless and until the Selling Stockholder purchases shares of Common Stock from the Company pursuant to the Warrants, no shares of the Common Stock offered hereby will be available for sale. The Warrants are not being registered under this Registration Statement. The Selling Stockholder is not obligated to exercise the Warrants.

         The Selling Stockholder has served as the principal lender to the Company since 1992. See "Risk Factors - Fluctuating Interest Rates and Dependence on Line of Credit." In connection with negotiations regarding an amended and restated credit facility made available to the Company by the Selling Stockholder (the "Credit Facility"), the Company issued to the Selling Stockholder the First Warrant, pursuant to which the Selling Stockholder has the right to purchase 567,640 shares of Common Stock of the Company for $2.00 per share. The Company also entered into a Registration Rights Agreement with the Selling Stockholder dated December 20, 1996 (the "Registration Rights Agreement") to provide certain registration rights to the Selling Stockholder to facilitate the distribution of shares of Common Stock available for purchase under the First Warrant. Subsequently, in connection with an additional amendment to the Credit Facility, the Company issued the Second Warrant to the Selling Stockholder. Pursuant to the Second Warrant, the Selling Stockholder has the right to purchase an additional 567,640 shares of Common Stock for $1.00 per share. As of April 10, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $1.63 per share.

         At the time the Company issued the Second Warrant, it reduced the purchase price for shares under the First Warrant to $1.00 per share. The
Company and the Selling Stockholder also amended the Registration Rights Agreement to provide registration rights with respect to the Common Stock available for purchase under the Warrants. Under the Registration Rights Agreement, the Company is obligated to keep a Registration Statement in effect until the earlier of (a) the date when all shares offered hereby have been sold, subject to suspensions by the Company in certain events, or (b) March 31, 2002, subject to certain extension rights. The number of shares of Common Stock issuable pursuant to exercise of the Warrants is subject to adjustment under certain conditions.
See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Use of Proceeds."

                                                   RISK FACTORS

         Prospective investors should consider carefully the specific factors set forth below as well as the other information included in this Prospectus before deciding to invest in the Common Stock offered hereby. All statements and information herein, other than statements of historical fact, are forward-looking statements that are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. These forward-looking statements may be identified by the use of words such as "believe," "anticipate," and "expect," and concern, among other things, the Company's dependence on its line of credit; potential defaults associated with installment contracts; and governmental regulation. Many phases of the Company's operations are subject to influences outside its control. Any one or any combination of factors could have a material adverse effect on the Company's business, financial condition, and results of operations. These factors include: competitive pressures, economic conditions, governmental regulation and policies, changes in consumer spending, and other conditions affecting capital markets.

Fluctuating Interest Rates and Dependence on Line of Credit

         The Company's operations require substantial borrowing to provide funding for the installment contracts purchased by TFC and originated by FCF. Consequently, profitability is affected by the difference between the rate of interest paid on the funds it borrows and the rate of interest charged on the installment contracts. The rate of interest charged on installment contracts is limited in some states by law. Currently, the principal source of borrowing by the Company is the Credit Facility, guaranteed by TFC with General Electric Capital Corporation, the Selling Stockholder. The maximum amount of borrowings available under the Credit Facility was $110 million at December 31, 1997. At December 31, 1997, TFC had $89.6 million outstanding under the Credit Facility. The floating interest rate for borrowings under the Credit Facility is equal to the average 30-day London Interbank Offered Rate ("LIBOR") plus 4.00%. Thus, future increases in the Libor could adversely affect the Company's profitability. In an effort to reduce its exposure to an increase in interest rates, TFC has purchased an interest rate cap which ensures that the interest rate on $75 million of the borrowings under the Credit Facility will not exceed a LIBOR ceiling of 6.5%. This interest rate cap expires September 30, 1998. In addition to the purchase of interest rate caps, the Company believes it has certain flexibility to increase the discount at which installment contracts are purchased, or to increase the rate of interest charged on future installment contracts (to the extent not limited by state law), in order to offset the adverse impact of any interest rate increase on profitability.

         TFC has maintained a line of credit with the Selling Stockholder since 1992. The current line of credit was executed in December 1996, amended in April 1997 and February 1998, and expires January 1, 1999. There is no assurance that a new Credit Facility will be executed when the current line of credit expires. If a new line of credit is not executed, TFC would be required to seek alternative financing sources and repay its outstanding balance on or before the expiration of the line of credit on January 1, 1999. No assurance can be given that alternative financing sources would be available in such event. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resource" included in the TFC Enterprises, Inc. periodic reports, which are incorporated herein by reference

Defaults on Installment Contracts

         The Company is engaged primarily in purchasing installment contracts entered into by dealers with consumers who have limited access to traditional sources of consumer credit. The inability of these types of consumers to finance a used automobile purchase by means of traditional credit sources is generally due to such individual's past credit history or lack of sufficient cash to make the required down payment on an automobile. As a result, installment contracts purchased by the Company are generally with purchasers of automobiles who are considered to have a higher risk of default on an installment contract than certain other automobile purchasers. Accordingly, the consumer loan activities engaged in by the Company typically have a higher risk of loss than those of other consumer financings. While the Company believes that its expertise in used automobile financing, particularly for automobiles purchased by United States military enlisted personnel, enables it to evaluate and price accurately the higher risk associated with the Company's business, a significant economic downturn in the markets in which the Company operates could materially increase the number of charged off and delinquent installment contracts experienced by TFC as compared to its historical losses. If TFC were to experience a material increase in charge-offs or delinquencies, its profitability could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Losses and Delinquency" included in the TFC Enterprises, Inc. periodic reports, which are incorporated herein by reference

Dependence Upon Key Executive

         The Company's growth and development to date have been largely dependent upon the services of Robert S. Raley, Jr., Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Raley's services could have a material adverse effect on the Company. Mr. Raley has an agreement to serve as Chairman of the Company until December 31, 2001.

Competition

         The markets in which the Company operates are extremely competitive. There are numerous providers of financing for the purchase of used automobiles either through the direct financing of such purchases or on an indirect basis through a dealer. These financing sources include commercial banks, savings and loan associations, consumer finance companies, credit unions, financing divisions of automobile manufacturers or automobile retailers, small sales contract companies, and other consumer lenders. Many of those providers of automobile financing have significantly greater financial resources than TFC and have relationships with established dealer networks. The Company has focused on a segment of the market composed of consumers who typically do not meet the more stringent credit requirements of the traditional consumer financing sources and whose needs, as a result, have not been addressed consistently by such financing sources. If, however, one or more of the other providers of consumer finance were to penetrate TFC's targeted market segment, TFC could be materially and adversely affected.

Regulation

         The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. The Company's business operations are conducted in approximately 30 states and, accordingly, the laws and regulations of such states govern the Company's operations conducted in those states. Most states where the Company operates limit the interest rate, fees and other charges that may be imposed by the Company, prescribe certain other terms of the contracts that the Company purchases and define the Company's rights to repossess and sell collateral. In addition, the Company is required to be, and is, licensed to conduct its operations in certain states. As the Company expands its operations into other states, it will be required to comply with the laws of such states.

         An adverse change in those laws or regulations could have a material adverse effect on the Company's profitability by, among other things, limiting the states in which the Company may operate or the interest rate that may be charged on installment contracts or restricting the Company's ability to realize the value of any collateral securing contracts.

Restrictions on the Payment of Dividends

         The Company currently intends to retain its earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future dividend payments will depend upon the financial condition, funding requirements and earnings as well as other factors that the Company's Board of Directors may deem relevant. As the Company is a legal entity separate and distinct from TFC and as its revenues depend on the payment of dividends by TFC, limitations on the ability of TFC to pay dividends to the Company will in turn limit the ability of the Company to pay dividends to its stockholders. There are certain restrictions on the payment of dividends in the form of various affirmative and negative covenants included in TFC's Credit Facility and the Note Purchase Agreement relating to the Subordinated Non-Convertible Notes due October 15, 1998 and the Note Purchase Agreement relating to the Senior Subordinated Notes due June 30, 2002.

Effect of Certain Charter, Bylaw and Statutory Provisions

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws") could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial, in the short term, to the interest of the stockholders. For example, the Certificate of Incorporation provides for a classified Board of Directors and for certain limitations on the calling of a special meeting of stockholders and the Bylaws require advance notice of stockholder proposals and nominations of directors. The Company also is subject to provisions of Delaware corporation law that prohibit a publicly-held Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's common stock (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Those provisions could discourage or make more difficult a merger, tender offer, or similar transaction, even if favorable to the Company's stockholders.

Authorized Preferred and Common Stock

         Pursuant to the Certificate of Incorporation, shares of preferred stock and Common Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporation transactions, could have the effect of making it more difficult for a third party to acquire, or effectively preventing a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

Anti-Takeover Effect of Certain Provisions of the Company's Articles of Incorporation and Bylaws

         Certain provisions of the Company's Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions, among other things, (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods, (ii) provide that only the Board of Directors, chairman or president may call special meetings of the stockholders, (iii) establish certain advance notice procedures for nominations of candidates for election as directors and for stockholders proposals to be considered at stockholders' meetings, and (iv) require a vote of the holders of more than two-thirds of the shares entitled to vote in order to remove a director or amend the foregoing and certain other provisions of the Certificate of Incorporation and Bylaws. In addition, the Board of Directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of the Common Stock.

Possible Volatility of Stock Price

         The market price of the Company's Common Stock, which is quoted on the Nasdaq National Market, may be subject to significant fluctuations in response to operating results, announcements by competitors and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of the Common Stock.

                                                  USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder, nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit. Notwithstanding the foregoing, the Company will receive $1,135,280 from the Selling Stockholder in the event of the exercise of the Warrants. See "Selling Stockholder."


                                                     BUSINESS

         The Company conducts its consumer finance operations through TFC and FCF. Through TFC, the Company is engaged in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers in the sale of used automobiles, vans, light trucks, and new and used motorcycles (collectively "vehicles"). Installment sales contracts are acquired on either an individual basis after the Company has reviewed and approved the vehicle purchaser's credit application (a "point-of-sale purchase"), or on a group basis through the purchase of a dealer's portfolio of existing installment sales contracts (a
"portfolio purchase"). The Company focuses its point-of-sale business on installment sales contracts originated by dealers with consumers who are United States military enlisted personnel, primarily in the E-1 through E-5 grades. Portfolio purchases are primarily from dealers who finance their own contracts with civilian customers and sell them after origination in bulk. To achieve an acceptable rate of return and provide for credit risks, contracts are purchased from dealers at a discount to the remaining principal balance. Most of the discount is held in a nonrefundable reserve against which credit losses are first applied. The amount of the discount reflects, among other things, a contract's interest rate, remaining term, and perceived credit risk.

         The Company has been engaged in consumer finance activities since its founding in 1977. The Company's point-of-sale purchases provide TFC with the ability to direct the credit underwriting process at the initiation of the installment sales contract. Participating dealers benefit by having a source of financing for a group of customers who typically find financing difficult to obtain, thereby increasing the number of vehicles sold and improving dealer profitability. Consumers also benefit because the financing provided by the Company enables them to purchase a vehicle they otherwise would not be able to buy. As of December 31, 1997, $75.2 million, or 59% of the Company's net contract receivables represented point-of-sale purchases, compared to $80.7 million, or 64% at December 31, 1996, and $134.3 million, or 78% at December 31, 1995.

         TFC's portfolio purchase business emphasizes acquisitions of portfolios of seasoned installment sales contracts. These contracts normally have a payment history of at least three months. While the typical portfolio purchase involves fewer than 100 individual contracts, TFC has, at times, purchased portfolios totaling more than 1,000 contracts. Portfolio purchases provide TFC with demographic diversification, as the majority of customers are not military enlisted personnel. They also provide a payment history on which to evaluate and price the credit risk of the contracts and a relatively efficient mechanism for establishing dealer relationships in new areas. TFC's portfolio purchases benefit dealers by providing an immediate source of liquidity. As of December 31, 1997, $41.6 million, or 32% of the Company's portfolio of net contract receivables was attributable to portfolio purchases, compared to $36.7 million, or 29% at December 31, 1996, and $32.3 million, or 19% at December 31, 1995.

         The Company's operations began in 1977 in Alexandria, Virginia, with the founding of TFC by Robert S. Raley, Jr., the Company's current Chairman of the Board, President and Chief Executive Officer, whose career has been exclusively within the consumer finance industry. The Company was founded specifically for the purpose of providing direct financing for the credit needs of individuals having limited access to traditional sources of credit, particularly young United States military enlisted personnel. Mr. Raley recognized that the financing needs of that market segment were being ignored by the traditional providers of consumer credit.

         With the significant increase in interest rates in the late 1970s and early 1980s, the Company incurred operating losses as a result of the increased costs of its funding. To offset those losses, the Company opened a used car dealership near Fort Belvoir in northern Virginia. Within several months of opening the northern Virginia dealership, the Company opened a second used car dealership in Norfolk, Virginia, the home of the world's largest naval base. The operation of these dealerships generated sufficient operating income to enable the Company to survive and provided the Company expertise in used automobile financing, particularly to United States military enlisted personnel. With the reduction in interest rates that occurred in the mid-1980's, the Company sold its used car dealerships. The Company's experience in owning and managing used car dealerships identified the need that used automobile dealers have for a reliable source of financing.

         TFC operates two service centers: the Point-of-Sale Service Center in Norfolk, Virginia, and the Portfolio Purchase Service Center in Jacksonville, Florida. During 1996, TFC closed a third service center in Dallas, Texas. In addition, TFC operates point-of-sale Loan Production Offices ("LPOs") in Jacksonville, Florida; Killeen, Texas; San Diego, California; Norfolk, Virginia; and a portfolio purchase Loan Production Office in Norfolk, Virginia. The Company expects to open a point-of-sale LPO in Tacoma, Washington in May 1998.

         Historically, regional service centers were responsible for purchasing and servicing contract receivables originated by dealers in their regions. However, during 1996, TFC transferred the underwriting functions to the point-of-sale and portfolio purchase LPOs to improve TFC's control over the underwriting process. Additionally, during 1996, TFC moved the responsibility for serving point-of-sale accounts to the Norfolk service center and all of its portfolio purchase accounts to the Jacksonville service center to improve TFC's collection results.

         Through FCF, the Company is involved in the direct origination and servicing of small consumer loans. FCF began operations in the first quarter of 1995 with the opening of two branches in Richmond, Virginia. Four additional branches were opened in Virginia in 1995 and four branches were opened in North Carolina during 1996. In 1997, one additional branch was opened in Virginia and four branches were opened in North Carolina. The Company is evaluating additional branch openings in 1998. Net contract receivables relating to FCF at December 31, 1997, were $11.7 million, or 9% of the Company's net contract receivables, compared to $8.8 million, or 7% at December 31, 1996, and $4.4 million or 3% of the net contract receivables at December 31, 1995.

Industry Overview

         The automobile finance industry is dominated in certain respects by commercial banks and captive finance companies of major automobile manufacturers. While consumer credit risk classifications are not standardized, those institutions generally focus on consumers that could be characterized as being "low-risk" or "medium-risk" from a credit perspective. TFC's target market involves consumers that are characterized as being "high-risk" from a credit perspective.

         The direct consumer loan industry established in the early 1900's has traditionally been serviced by major national companies, smaller regional companies and small local independent companies. Over the last 10-15 years many of the major national companies have retreated from or reduced their involvement in this market.

         Management's focus since 1996 has been on redirecting the Company toward those sectors of the market in which management believes pricing more closely reflects the risk inherent in the business. Areas of focus include the military point-of-sale business, portfolio purchases, and small direct consumer loans.

Automobile Finance Operations

         Dealer Selection and Program

         Through its marketing efforts, TFC has established relationships with dealers that originate installment sales contracts purchased by TFC, either through point-of-sale purchases or portfolio purchases. TFC's relationships are primarily with independent dealers that are not affiliated with an automobile manufacturer nor the Company.

         To achieve an acceptable rate of return and provide for credit risks, contracts are purchased from dealers at a discount to the remaining principal balance. With respect to point-of-sale purchases, the discount is the difference between TFC's purchase price from the dealer and the amount financed, net of the cost of ancillary products. With respect to portfolio purchases, the discount is the difference between TFC's purchase price and the amount of the remaining principal balance on the contract. The amount of the discount at which contracts are purchased reflects, among other things, a contract's interest rate, term and credit risk. Contracts are purchased in accordance with applicable underwriting criteria and pursuant to a Master Dealer Agreement in the case of point-of-sale purchases, and an Asset Purchase Agreement in the case of portfolio purchases.

         TFC believes that its dealer programs provide substantial benefits to dealers by providing a source of financing for a group of customers who typically find financing difficult to obtain, thereby increasing the number of vehicles sold and improving dealer profitability. Additionally, TFC provides the following services to dealers through its point-of-sale program: (1) documentation designed to conform to applicable federal and state laws; (2) timely response to credit applications; (3) timely payment for approved installment contracts; and (4) access to a range of ancillary products.

         Sales and Marketing

         TFC markets primarily to independent used car dealers. Initial contacts are pursued through telemarketing and followed up by personal visits to dealer facilities by appropriate LPO marketing personnel. TFC also establishes
relationships   with  dealers  through   referrals  from  existing  dealers  and
independent   marketing   contractors.   Other  marketing  efforts  involve  the
distribution of marketing brochures and advertisements in trade journals and other industry publications directed to dealers. TFC also participates at several of the Independent Automobile Dealers Association meetings and conventions.

         Competition

         There are numerous providers of financing for the purchase of used vehicles either through the direct financing of such purchases or on an indirect basis through dealers. These financing sources include commercial banks, savings and loans associations, consumer finance companies, credit unions, financing divisions of automobile manufacturers, small sales contract companies, and other consumer lenders. Many of these providers of vehicle financing have significantly greater resources than TFC and have relationships with established dealer networks. TFC has focused on a segment of the market comprised of consumers who typically do not meet the more stringent credit requirements of the traditional sources of consumer financing and whose needs, as a result, have historically not been consistently addressed by such financing sources. If, however, the other providers of consumer finance were to assert a significantly greater effort to penetrate TFC's targeted market segment, given their financial strength, TFC's income, revenues, results of operations could be materially and adversely affected by this type of competition.

         From 1995 through 1997, there was a significant increase in the number of competitors in the automobile non-prime finance industry markets in which TFC operates and in the access to funds. The combination of increased competition and the industry's improved access to funds resulted in a general increase in prices offered to dealers for installment sales contracts. In certain sectors of the market, prices increased to the point at which anticipated credit losses relating to the contracts were not adequately reflected in prices offered to dealers. As a result, the Company found it increasingly difficult to purchase contracts at what it considers to be reasonable prices.

         Management's focus since 1996 has been on redirecting the Company toward those sectors of the market in which management believes pricing more closely reflects the risk inherent in the business. Areas of focus will continue to include the military point-of-sale and portfolio business lines. During 1996 and 1997, a number of the Company's competitors have experienced financial problems that have restricted their ability to compete with the Company in its core markets. Management believes that because of the problems faced by its competitors, the Company may have a better opportunity, in 1998, to purchase installment contracts from dealers on terms consistent with its pricing policies than it has had over the past two years.

         Point-of-Sale Purchase Program

         In its point-of-sale program, TFC establishes relationships with dealers that meet its financial, organizational, and compliance criteria. TFC currently makes point-of-sale purchases from dealers in approximately 30 states.

         TFC purchases contracts relating to its point-of-sale program pursuant to a Master Dealer Agreement. Upon entering into a Master Dealer Agreement, TFC provides the dealer with necessary documentation for the origination of installment sales contracts and trains its personnel regarding the use of TFC's documentation. The Master Dealer Agreement contains representations and warranties by the dealer to TFC with respect to certain matters, including the security interest in the vehicle, and sets forth the general terms upon which installment contracts will be purchased by TFC. The agreements are nonexclusive and do not obligate a dealer to sell, or TFC to purchase, any particular contract or volume of contracts. The Master Dealer Agreement may be terminated at any time by TFC or by the dealer.

         Typically, a dealer will submit a customer's credit application to more than one financing source for review. Under TFC's program, a dealer is required to provide TFC with a completed credit application which lists the applicant's assets, liabilities, income, credit, and employment history, and other personal information bearing on the decision to extend credit.

         The application and related information are then analyzed by one of TFC's credit analysts. A credit analyst evaluates the applicant's ability to make regular payments and other factors, including the amount of money to be financed in relation to the purchase price and value of the vehicle. TFC generally determines the value of the vehicle based upon the NADA's Used Car Guide Books on Retail and Wholesale Values and/or the Kelley Blue Book. Upon completion of the credit application review, a credit analyst will decide whether to approve the financing as submitted, decline the financing or conditionally approve the financing.

         Typically, installment contracts are purchased by and assigned to TFC at a price that reflects a discount from the amount financed. Most of the discount is held in a non-refundable reserve against which credit losses are first applied. The assigning dealer makes certain warranties as to the validity of the contract and compliance with certain laws and generally agrees to indemnify TFC for any claim, defense, and set-off against the dealer that may be asserted against TFC by reason of the assignment. TFC, at the time of purchase, requires physical damage insurance on all automobiles covered by the installment sales contracts that it purchases through its point-of-sale program. To the extent that material terms of a contract prove to be inaccurate, TFC generally has the right to require the dealer to repurchase such contract under the terms of the Master Dealer Agreement.

         Portfolio Purchase Program

         Many dealers finance automobile sales through the use of their own funds. TFC currently purchases portfolios of seasoned installment contracts from such dealers in approximately 20 states. TFC limits consideration of dealers to those that generate sufficient business volume, employ satisfactory credit approval procedures, and adequately monitor and report loan performance data. Portfolio purchases are made pursuant to an Asset Purchase Agreement which requires the dealer to make representations and warranties to TFC with respect to each contract to be purchased by TFC and with respect to security interests in the related vehicles. Unlike a point-of-sale purchase, with respect to which TFC has the opportunity to verify various information relating to the installment contract prior to its purchase, portfolio purchases are made subsequent to the origination of the installment contract. Thus, the typical
Asset Purchase Agreement provides TFC with more extensive remedies than the Master Dealer Agreement. Generally, if a representation or warranty is breached, TFC, under the Asset Purchase Agreement, can require the dealer to repurchase the contract. In certain cases, a special reserve or holdback is established, against which payment defaults on contracts can be charged.

         Generally, TFC purchases that portion of the dealer's portfolio that meets or exceeds TFC's underwriting standards. TFC's due diligence normally begins with a review of information obtained from the dealer on TFC's standard information-gathering forms. Additional information is then obtained to verify the dealer's compliance with licensing, bonding and organizational requirements. TFC then performs extensive due diligence procedures that it has developed during its years of operation to determine whether to do business with that particular dealer.

         Within 90 days after completing a portfolio purchase, TFC confirms by telephone various terms of most contracts with the purchaser of the vehicle. To the extent that material terms of any contract prove to be inaccurate, TFC generally has the right to require the dealer to repurchase such contract under the terms of the Asset Purchase Agreement

         Contract Duration

         Contracts in TFC's point-of-sale portfolio have initial durations normally ranging from 18 to 48 months, with an average original maturity of approximately 40 months. Portfolio purchase contracts generally have an average remaining maturity of 18 to 24 months at the time of purchase.

         The following table sets forth for the periods indicated TFC's contract volume as well as the number and average size of its contracts.

                                             1997            1996             1995            1994             1993
                                             ----            ----             ----            ----             ----

(dollars in thousands)
Contracts      purchased      or
originated:
Point-of-sale                         $    85,311       $  58,623         $231,877        $145,193         $101,615
Portfolio                                  70,520          61,391           61,261          76,990           53,583
                                  ------   ------  ----    ------  ----     ------  ----    ------  ----     ------

Total                                  $  155,831        $120,014         $293,138        $222,183         $155,198
                                       ==========        ========         ========        ========         ========

Number of contracts purchased or originated:
Point-of-sale                               7,411           6,154           24,095          15,610           12,228
Portfolio                                  14,157          11,853           14,084          21,324           15,598
                                  -----    ------  ----    ------  ----     ------  ----    ------  ----     ------

Total                                      21,568          18,007           38,179          36,952           27,826
                                  =====    ======  ====    ======  ====     ======  ====    ======  ====     ======

Average  size of  contract:  (in
dollars):
Point-of-sale                          $   11,511      $    9,526       $    9,623      $    9,301       $    8,310
Portfolio                             $     4,981      $    5,179       $    4,349      $    3,607       $    3,435
Weighted average                      $     7,228      $    6,665       $    7,678      $    6,013       $    5,577

         TFC's contract purchase volume is discussed more fully in Management's Discussion and Analysis of Financial Condition and Results of Operations included in the TFC Enterprises, Inc. periodic reports which are incorporated herein by reference.

         Ancillary Products

         In connection with its point-of-sale business, TFC offers, through its dealers in certain states, warranty products, as well as physical damage insurance. These products are provided and underwritten by third-party vendors. Accordingly, liabilities under the ancillary products are not obligations of TFC. TFC offers these products to dealers so that they, in turn, may provide vehicle purchasers a more complete line of products and services. By offering these products, TFC is able to generate supplementary revenue without incurring significant additional expenses. During 1997, 1996 and 1995, TFC generated gross revenues of approximately $0.8 million, $1.2 million and $2.1 million, respectively, from the sale of ancillary products through its dealers.

         Collections

         Payments on purchased installment sales contracts are received by TFC through a number of different means. Payments are monitored by TFC to maintain current information regarding each customer's current address and banking data. Customers occasionally make payments in person at one of TFC's service centers or LPOs. Collections Department personnel, at times, will make a collection through a field visit to the customer.

         Monitoring the payment history of accounts and implementing appropriate remedial action is the responsibility of the Collections Department within each service center. At year-end 1997, a total of 139 employees, or 52% of TFC's total full-time equivalent employees, worked in the Collections Departments of the two service centers.

         One of the primary responsibilities of the Collections Department is to monitor customer accounts that are delinquent in payment. Collections Department personnel work with customers to resolve payment problems and bring accounts to current status at the earliest possible stage of delinquency. Collections Department employees are compensated, in part, through bonuses tied to their monthly collection performance.

         When calling a delinquent account, Collections Department personnel utilize TFC's Collections Training Manual developed by TFC. The manual specifies the procedure to follow in different circumstances in order to maximize the effectiveness of the call. Specific action with respect to a delinquent account will depend on the customer's particular circumstances as well as the past payment history of the account. However, in all cases, the primary focus is resolving the problem causing the delinquency, arranging a modified payment plan, or working out a settlement agreement. At times, Collections Department personnel meet with customers in the field or at a service center.

         When TFC has difficulty locating a customer, Collections Department personnel will attempt to find the individual through skip tracing, which utilizes various sources of information about a customer to which TFC has access. All communications with and efforts to locate the customer are reflected in TFC's data files.

         In certain situations, TFC will repossess a vehicle. To the extent that a deficiency balance exists upon repossession and sale of a vehicle, TFC may take action to obtain a judgment.

         Decisions to charge off accounts are made at the end of each month. Accounts on which there has been no significant payment activity for 90 days are generally charged off when they are 180 days contractually past due. Additionally, the carrying value of repossessed assets is reduced, through charge-off, to the lower of the unpaid contract balance or anticipated liquidation proceeds. Once an account is charged off, it is transferred to the Recovery Unit. Customers are called regularly and attempts are made to set up repayment plans or workout settlement agreements as appropriate to a customer's circumstances. Each Recovery Unit employee is responsible for keeping records of all collection activity and for following up on callback and broken promise dates as appropriate.

         The Company's charge-off and delinquency experience is discussed more fully in Management's Discussion and Analysis of Financial Condition and Results of Operations included in the TFC Enterprises, Inc. periodic reports, which are incorporated herein by reference.

         Information Systems

         The Company processes all data relating to its contract receivables and financial reporting through a distributed network of computers. TFC's computer systems are networked together to provide information to management for analysis as well as automatic posting to the general ledger for financial reporting purposes. The systems provide for complete contract processing from the purchase of the contract, payment to the dealer, posting of payments and all other collection activity from the inception date of the installment contract. TFC's systems operate on software which has been adapted to the specific manner in which TFC operates its business.

         The TFC systems are interfaced with a predictive dialing system designed to enhance collection activity by increasing the number of customer contacts per collector hour. This system dials multiple telephone numbers simultaneously based on parameters defined by the Collections Department. Calls are connected automatically to a collector at the same time the customer's account is displayed on the collector's computer screen. The process permits better control of calling patterns for more effective calling and improved customer contact rates. By eliminating busy signals, no answers and answering machines, the system enables the collector to speak to more customers. The system also reports collection performance by collector for improved supervision and results. The Company has invested in technology that enables TFC to mechanically process and score credit applications, thereby increasing capacity, reducing processing time and improving standardization of credit underwriting without significant staff increases.

         FCF uses a third-party computer system designed for the consumer loan industry. Each branch processes all data relating to that branch on a computer within the branch. The system provides for complete contract processing from the closing of the loan, posting of payments and all collection activity. These systems are networked together to provide consolidated management information and automatic posting to the Company's general ledger for financial reporting.

         The Company believes that it has sufficient management information systems in place, or in the process of being implemented, to meet the Company's current and near-term future requirements.

Consumer Finance Operations

         Consumer Loan Program

         In its Consumer Loan Program, FCF originates direct loans through a branch network. Loans are obtained through print media, customer referrals, renewals and other sources. Applications are primarily received directly from the consumer either by telephone or in person at one of the branches.

         Once an application has been received, a background investigation is performed on the applicant, including such things as employment and income verification, residence verification, direct references from other creditors and review of credit bureau files. This information is reviewed by a branch manager or assistant manager to determine creditworthiness. If the applicant is approved, the applicant would visit the appropriate branch to execute necessary documents and receive funding.

         Loan Origination

         Most contracts have initial durations of 36 months or less.

         The following table sets forth for the periods indicated FCF's loan volume as well as the number and average size of its loans. (FCF commenced operations in 1995.)

                                                      1997                       1996                      1995
                                                      ----                       ----                      ----
Loans originated (in thousands)                       $16,023                    $13,174                   $6,257
                                                      =======                    =======                   ======

Number of loans originated                              7,093                       6,623                   3,254
                                                    =========                   =========                 =======

Average size of loan                                 $  2,259                   $  1,989                   $1,923
                                                     ========                   ========                   ======

         FCF's loan volume is discussed more fully in Management's Discussion and Analysis of Financial Condition and Results of Operations included in the TFC Enterprises, Inc. 1997 periodic reports, which are incorporated herein by reference.

         Ancillary Products

         In connection with its consumer loan business, FCF offers its customers credit life insurance, credit accident and health insurance, and property insurance. These products are provided and underwritten by third-party vendors. Accordingly, liabilities under the ancillary products are not obligations of the Company. These products protect the customer as well as providing supplementary revenue to FCF. During 1997 and 1996, FCF generated gross revenues of approximately $0.3 million and $0.1 million, respectively, from the sale of ancillary products. These revenues in 1995, FCF's first year of operation, were not significant.

         Collections

         Payments on consumer loans are received by FCF primarily through the mail or the customer pays at the appropriate branch. Each branch monitors payments to maintain current information regarding each customer's current address and banking data. Branch personnel, at times, will make a collection through a field visit to the customer. Monitoring the payment history of the accounts and implementing appropriate remedial action is the responsibility of the branch.

         One of the primary responsibilities of the branch is to monitor customer accounts that are delinquent in payment. Branch personnel work with customers to resolve payment problems and bring accounts to current status at the earliest possible stage of delinquency. Specific action with respect to a delinquent account will depend on the customer's particular circumstances as well as the past payment history of the account. However, in all cases the primary focus is resolving the problem causing the delinquency, arranging a modified payment plan or working out a settlement. At times branch personnel meet with the customers in the field or at the branch. When FCF has difficulty locating a customer, collections personnel will attempt to locate the individual through skip tracing, which utilizes various sources of information about a customer to which FCF has access. All communications with and efforts to locate the customer are reflected in FCF's data files.

         Decisions to charge off accounts are made at the end of each month. Accounts that reach a 180 day contractually past due status are generally charged off. Once an account is charged off, collection activity will continue. The Company's charge off and delinquency experience is discussed more fully in Management's Discussion and Analysis of Financial Condition and Results of Operations included in the TFC Enterprises, Inc.
periodic reports, which are incorporated herein by reference.

Recoveries, Inc.

         To capitalize on its collections expertise, in 1997 the Company formed a new subsidiary named Recoveries, Inc. which is designed to collect debts for others. The Company is currently in the process of obtaining licenses to enable it to operate in all 50 states. Although management's plans are still being formulated, Recoveries, Inc. is currently attempting to offer its debt collection services to medical organizations and other third parties. During 1997, Recoveries, Inc. generated insignificant revenue, and operated at a loss. Management cannot offer any assurance that Recoveries, Inc. will generate revenue or be profitable, during 1998 or thereafter.

Regulation

         The Company's businesses are subject to regulation and licensing under various federal, state and local statutes and regulations. Most of the states in which the Company operates limit the interest rate, fees and other charges that may be collected. In addition, many states prescribe certain terms in the contract.

         Numerous  federal  and  state  consumer  protection  laws  and  related regulations impose substantive disclosure requirements upon lenders and servicers involved in motor vehicle financing. Some of the federal laws and regulations include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Motor Vehicle Information and Cost Savings Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, and the Soldiers' and Sailors' Civil Relief Act.

         In addition, the Federal Trade Commission ("FTC") has adopted the holder-in-due-course rule, which has the effect of subjecting persons that finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's rule on Sale of Used Vehicles requires that all sellers of used vehicles prepare, complete and display a Buyer's guide which explains the warranty coverage for such vehicles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

         Certain states where the Company operates have adopted motor vehicle retail installment sales acts or variations thereof and consumer finance acts. Such laws regulate, among other things, the interest rates and terms and conditions of motor vehicle retail installment sales contracts and also impose restrictions on consumer transactions and require sales contract disclosures in addition to the requirements under federal law. Those requirements impose specific statutory liabilities upon creditors who fail to comply.

         The Company believes that it is in compliance with all applicable laws and regulations.

Employees

         At  December  31,  1997,  the  Company  had  331  full-time  equivalent
employees.   No  employees  are  currently  covered  by  collective   bargaining
agreements. The Company believes that its employee relations are excellent.

                                                SELLING STOCKHOLDER

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholder as of April 20, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby. The Selling Stockholder possesses sole voting and investment power with respect to the shares.

                                                                                         Shares to be Beneficially
Selling                                Shares Beneficially          Number of Shares            Owned After
Stockholder                          Owned Prior to Offering         Being Offered      Offering if All Shares Sold
-----------                          -----------------------         -------------      ---------------------------

                                      Number          Percent                              Number        Percent
Name
General Electric Capital           1,135,280(2)        9.1%            1,135,280             --             --
Corporation (1)
-------------------------------

(1) The address of the Selling Stockholder is General Electric Capital Corporation, ABF Operations - Auto Financial Services, 1001 Hart Road, Barrington, Illinois 10010.
(2) Represents shares of Common Stock available for purchase under the Warrants.


                                               PLAN OF DISTRIBUTION

         The Registration Statement of which this Prospectus is a part was filed pursuant to Rule 415 promulgated by the Commission under the Securities Act. Pursuant to the Registration Rights Agreement, the Company is obligated to keep the Registration Statement effective until the earlier of (a) the date when all of the shares offered hereby have been sold, subject to suspension by the Company in certain events, or (b) March 31, 2002, subject to certain extension rights.

         The shares offered hereby may be offered for sale, distributed or sold from time to time by the Selling Stockholder, or by agents, pledgees, donees, transferees, or other successors in interest of the Selling Stockholder (a) in transactions executed on the Nasdaq National Market, or any securities exchange on which the shares may be traded through registered broker-dealers (who may act as principals, pledgees or agents), (b) in privately negotiated transactions, or
(c) through other means. Sales of shares may also be made pursuant to Rule 144 under the Securities Act, where applicable. Such sales may be made at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold utilizing broker-dealers by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate.

         In connection with distribution of the shares, the Selling Stockholder may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the shares pursuant to this Prospectus in the course of hedging the positions they may assume with the Selling Stockholder. The Selling Stockholder may also sell shares short pursuant to this Prospectus and deliver the shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which may result in the delivery of shares to such broker-dealers who may sell such shares pursuant to this Prospectus. The Selling Stockholder may also pledge the shares to a broker-dealer or financial institution and upon default the broker-dealer or financial institution may effect the sales of the pledged shares pursuant to this Prospectus.

         The  distribution  of the  shares  by the  Selling  Stockholder  is not subject to any underwriting agreement. Any dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions, commissions or fees from the Selling Stockholder and/or purchasers of shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Stockholder and any such dealers, brokers, or agents that participate in the distribution of shares may be deemed to be "underwriters" under the Securities Act, and any profits on the sales of shares by them and any discounts, concessions, or commissions or fees received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as broker, dealer, or agent in connection with the sale of the shares will be selected by the Selling Stockholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

         Upon the Company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, setting forth (i) the name of each of the participating broker-dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) a statement to the effect that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.

         The aggregate proceeds to the Selling Stockholder from the sale of the shares offered hereby will be the purchase price of such shares less any broker's discounts, concessions, commissions or fees to dealers, brokers or agents.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and all requirements for such exemption have been met. Brokers, dealers, and others effecting transactions in the shares should confirm the registration or qualification of the shares under the securities laws of the states in which such transactions occur or the existence of any exemption from such registration.

         There is no assurance that the Selling Stockholder will sell any or all of the shares described herein and may transfer, devise, or gift such securities by other means not described herein. The Company is permitted to suspend the use of this Prospectus by the Selling Stockholder during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

         The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholder has agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.


                                                   LEGAL MATTERS

         The validity of the Common Stock and certain other legal matters in connection with this offering will be passed upon for the Company by Clark & Stant, P.C., Virginia Beach, Virginia.


                                                      EXPERTS

                  The consolidated financial statements including Schedule 1 of TFC Enterprises, Inc. appearing or incorporated by reference in TFC Enterprises, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         No broker, dealer or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to its date.

                                                 TABLE OF CONTENTS

                                            Page


Available Information.......................   2
Information Incorporated by Reference.......   2
Prospectus Summary..........................   3
The Offering................................   5
Risk Factors................................   6
Use of Proceeds.............................   9
Business....................................   9
Selling Stockholder.........................   17
Plan of Distribution .......................   17
Legal Matters...............................   18
Experts.....................................   18













                                1,135,280 Shares



                              TFC Enterprises, Inc.



                                  Common Stock








                               ------------------


                                   Prospectus


                               ------------------









                              ______________, 1998

                                                      PART II
                                      INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuances and Distribution

The following table sets forth the various fees and expenses to be paid by the Company in connection with the issuance and distribution of the shares of Common Stock being registered. All amounts shown are estimates except for the Commission registration fee. The Company will pay all expenses in connection with the distribution of the shares of Common Stock being sold by the Selling Stockholder (including fees and expenses of counsel for the Company and one-half of the reasonable fees and expenses of counsel to the Selling Stockholder), except for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby.

Securities and Exchange Commission registration fee......      $    576.04
Blue Sky fees and expenses...............................          *
Printing expense.........................................          *
Accounting fees and expenses.............................          *
Legal fees and expenses..................................          *
Miscellaneous............................................          *
Total....................................................      $25,000.00
*To be filed by amendment

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify any person against liabilities and expenses incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, subject, however, to certain conditions and limitations as stated therein.

         Section 145 also empowers the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company and any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the Company would have the power to indemnify such person against such liability under Section 145.

         Article VII of the Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Article VIII of the Company's Bylaws provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or of a partnership, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) ("Losses") reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

         Section 8.06 of Article VIII of the Company's Bylaws provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, trust or other enterprise against losses, whether or not the Company would have the power to indemnify such person against losses under the Delaware General Corporation Law.

Item 16.  Exhibits and Financial Statement Schedule

         (a)      Exhibits

            *3.1  Amended and Restated Certificate of Incorporation of TFC Enterprises, Inc. (Incorporated by
                  reference to the Registrant's Registration Statement on Form S-1, Commission File No. 33-70638,
                  previously filed with the Commission on October 21, 1993.)
            *3.2  Amended  and  Restated   Bylaws  of  TFC   Enterprises,   Inc.
                  (Incorporated  by reference to the  Registrant's  Registration
                  Statement  on  Form  S-1,   Commission   File  No.   33-70638,
                  previously filed with the Commission on October 21, 1993.)
            *3.3  Second Amendment to Amended and Restated Bylaws of TFC Enterprises, Inc. regarding the number of directors comprising the Board of TFC Enterprises, Inc.  (Incorporated by reference to the
                  Registrant's Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 1-11121, previously filed with the Commission.)
              *4  Form of Common Stock Certificate of the TFC Enterprises,  Inc.
                  (Incorporated  by reference to the  Registrant's  Registration
                  Statement  on  Form  S-1,   Commission   File  No.   33-70638,
                  previously filed with the Commission on October 21, 1993.)
            *4.1  TFC  Enterprises,  Inc. Warrant to Purchase Common Stock dated
                  December   20,  1996.   (Incorporated   by  reference  to  the
                  Registrant's  Form 10-K for the fiscal year ended December 31,
                  1996,  Commission File No. 1-11121,  previously filed with the
                  Commission.)
            *4.2  TFC  Enterprises,  Inc. Warrant to Purchase Common Stock dated
                  April 4, 1997.  (Incorporated by reference to the Registrant's
                  Form  10-K  for the  fiscal  year  ended  December  31,  1996,
                  Commission  File  No.  1-11121,   previously  filed  with  the
                  Commission.)
            *4.3  Amended and Restated  Registration  Rights dated April 4, 1997 between TFC  Enterprises,  Inc. and General  Electric  Capital
                  Corporation.  (Incorporated  by reference to the  Registrant's
                  Form  10-K  for the  fiscal  year  ended  December  31,  1996,
                  Commission  File  No.  1-11121,   previously  filed  with  the
                  Commission.)
             **5  Opinion of Clark & Stant, P.C.
         ***23.1  Consent of Ernst & Young LLP, Independent Auditors
          **23.2  Consent of Clark & Stant, P.C.
           ***24  Power of Attorney relating to TFC Enterprises, Inc. (appears on the signature page hereto)
           ***27  Financial Data Schedule

*        Previously filed
**       To be filed by amendment
***      Filed herewith.

Item 17.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)      To include any prospectus  required to
Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective
date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs 1.(i) and (ii) above do not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on the 20th day of April, 1998.

                            TFC ENTERPRISES, INC.


                            By:      /s/ ROBERT S. RALEY, JR.
                                 -------------------------------------
                                 Robert S.  Raley,  Jr.,  President
                                 and  Chief  Executive Officer

         The registrant and each person whose signature appears below constitute and appoint Robert S. Raley , Jr. and Craig D. Poppen, and any agent for service named in this Registration Statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any Registration Statement relating to the offering covered by this Registration Statement deemed effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) thereto, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                       TITLE                           DATE
                                                      Chairman of the Board; Director,
  /s/  ROBERT S. RALEY                                President and Chief Executive
Robert S. Raley                                       Officer                                   April 20, 1998

  /s/  DOUGLAS E. BYWATER
Douglas E. Bywater                                    Director                                  April 20, 1998

  /s/  WALTER S. BOONE, JR.
Walter S. Boone, Jr.                                  Director                                  April 20, 1998

  /s/  PHILIP S. SMILEY
Philip S. Smiley                                      Director                                  April 20, 1998

  /s/  ANDREW M. OCKERSHAUSEN
Andrew M. Ockershausen                                Director                                  April 20, 1998

  /s/  LINWOOD R. WATSON
Linwood R. Watson                                     Director                                  April 20, 1998

  /s/  CRAIG D. POPPEN                                Vice President, Chief Financial
Craig D. Poppen                                       Officer and Treasurer                     April 20, 1998


                                  EXHIBIT INDEX

   Exhibit                                                                                              Sequential
     No.                                             Description                                         Page No.
     3.1        Amended  and  Restated   Certificate  of  Incorporation  of  TFC  Enterprises,   Inc.        *
                (Incorporated  by reference to the Registrant's  Registration  Statement on Form S-1,
                Commission  File No.  33-70638,  previously  filed with the Commission on October 21,
                1993.)
     3.2        Amended   and   Restated   Bylaws  of  TFC   Enterprises,   Inc.
                (Incorporated  by reference to * the  Registrant's  Registration
                Statement on Form S-1, Commission File No. 33-70638,  previously filed with the Commission on October 21, 1993.)
     3.3        Second   Amendment  to  Amended  and  Restated   Bylaws  of  TFC
                Enterprises, Inc. regarding * the number of directors comprising the Board of TFC Enterprises, Inc. (Incorporated by reference to the  Registrant's  Form 10-K for the fiscal year ended  December
                31, 1995, Commission File No. 1-11121, previously filed with the
                Commission.)
      4         Form of Common Stock  Certificate of the TFC  Enterprises,  Inc.
                (Incorporated  by * reference to the  Registrant's  Registration
                Statement on Form S-1, Commission File No. 33-70638,  previously filed with the Commission on October 21, 1993.)
     4.1        TFC  Enterprises,  Inc.  Warrant to Purchase  Common Stock dated
                December  20,  1996.  *   (Incorporated   by  reference  to  the
                Registrant's  Form 10-K for the fiscal year ended  December  31,
                1996,  Commission  File No. 1-11121,  previously  filed with the
                Commission.)
     4.2        TFC  Enterprises,  Inc.  Warrant to Purchase  Common Stock dated
                April 4, 1997. * (Incorporated  by reference to the Registrant's
                Form  10-K  for  the  fiscal  year  ended   December  31,  1996,
                Commission   File  No.  1-11121,   previously   filed  with  the
                Commission.)
     4.3        Amended and  Restated  Registration  Rights  dated April 4, 1997 between TFC *  Enterprises,  Inc. and General  Electric  Capital
                Corporation. (Incorporated by reference to the Registrant's Form
                10-K for the fiscal year ended  December  31,  1996,  Commission
                File No. 1-11121, previously filed with the Commission.)
      5         Opinion of Clark & Stant, P.C. re: Legality                                                 **
     23.1       Consent of Ernst & Young LLP                                                                ***
     23.2       Consent of Clark & Stant, P.C.                                                              **
      27        Financial Data Schedule                                                                     ***


* (Not filed herewith. In accordance with Rule 12b-32 of the General Rules and Regulations under the Securities Exchange Act of 1934, the exhibit is incorporated by reference).
**       To be filed by amendment.
***      Filed herewith.